EXHIBIT 99.1

NEWS RELEASE

TANGER COMPLETES COMMON SHARE OFFERING

GREENSBORO, NC, July 6, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) (the "company") today announced that it has completed a public offering of 4,600,000 common shares at a price of $25.662 per share, including 600,000 common shares issued and sold upon the full exercise of the underwriter's overallotment option. Jefferies & Company, Inc. served as the sole underwriter for the offering.

The net proceeds to the company from the offering, after deducting estimated offering expenses, were approximately $117.3 million. The company used the net proceeds to repay borrowings under its unsecured lines of credit and for general operating purposes.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering was made only by means of a prospectus and related prospectus supplement. A final prospectus supplement and accompanying base prospectus related to the offering was filed with the Securities and Exchange Commission (the “SEC”) and is available at the SEC's website at www.sec.gov.  A copy of the prospectus supplement and prospectus relating to these securities may be obtained by contacting the offices of Jefferies & Company, Inc., Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022 at (877) 547-6340 or Prospectus_Department@Jefferies.com.

About Tanger Factory Outlet Centers, Inc.
Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has ownership interests in, a portfolio of 35 upscale outlet shopping centers in 23 states coast-to-coast, totaling approximately 10.7 million square feet, leased to over 2,200 stores that are operated by over 370 different brand name companies.

Certain matters discussed in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the prospectus materials when they become available, the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Contact:    Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834
Mona J. Delia
Vice President of Corporate Communications
(336) 856-6021